UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/06/2005

American Seafoods Group LLC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-90436

Delaware	22-3702647
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2025 First Avenue, Suite 1200
(Address of Principal Executive Offices, Including Zip Code)

(206) 374-1515
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On October 6, 2005, the registrant entered into a Third Amended and Restated Credit Agreement, dated as of October 6, 2005 (the "Credit Agreement"), by and among American Seafoods Consolidated LLC, a Delaware limited liability company ("Parent"), ASG Consolidated LLC, a Delaware limited liability company ("ASG"), American Seafoods Group LLC ("Borrower"), the banks and other financial institutions from time to time party thereto (the "Lenders"), DnB NOR Bank ASA, as Documentation Agent, and IslandsBanki HF, Harris N.A. and Wells Fargo Bank, N.A., as Co-Syndication Agents, Nordea Bank Norge ASA and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank International," New York Branch, as Co-Manager Agents, Wells Fargo Bank, N.A., as Swingline Lender, and Bank of America, N.A., as Administrative Agent and Issuing Lender. The Credit Agreement amends and restates the Second Amended and Restated Credit Agreement, dated as of December 16, 2002 (the "Existing Agreement"), to provide for credit extensions to the registrant, as Borrower, in a principal amount not to exceed $520,000,000 (the "New Credit Facility").

The New Credit Facility consists of (a) term loans in an aggregate funded amount of $265.0 million and an additional $180.0 million to be available on a delayed draw basis as described below and (b) a revolving credit facility with a commitment amount of $75.0 million. Pursuant to the Credit Agreement, $180.0 million of the term loans will be available to the Borrower on a delayed draw basis at any time within the first seven months following the execution of the Credit Agreement, with the requirement that any proceeds of such facility be used to pay the principal, interest, call premium and other amounts outstanding on the Borrower's 10 1/8% senior subordinated notes due in 2010.

The "Tranche A" portion of the term loans will be due in full on September 30, 2011 and the "Tranche B" portion (which will include the delayed draw amount, if drawn) will be due on September 30, 2012. The revolving credit facility will mature, and the commitments thereunder will terminate, on September 30, 2011.

The Tranche B portion of the term loans will bear interest at LIBOR plus 1.75% for Eurodollar loans and Prime plus .75% for base rate loans. Eurodollar loans made under the revolving credit facility and the Tranche A portion of the term loans will bear interest at LIBOR plus 1.75% if the leverage ratio of the Borrower exceeds 3.5 to 1.0, LIBOR plus 1.50% if the leverage ratio is between 3.5 to 1.0 and 3.0 to 1.0 and LIBOR plus 1.25% if the leverage ratio is equal to or less than 3.0 to 1.0. Base rate loans made under the the revolving credit facility and the Tranche A portion of the term loans will bear interest at Prime Rate plus .75% if the leverage ratio of the Borrower exceeds 3.5 to 1.0, Prime plus .50% if the leverage ratio is between 3.5 to 1.0 and 3.0 to 1.0 and Prime plus .25% if the leverage ratio is equal to or less than 3.0 to 1.0.

Pursuant to certain ancillary agreements amended and restated on October 6, 2005 (the "Ancillary Agreements") in connection with the execution of the Credit Agreement, (a) the New Credit Facility is guaranteed by ASG, its parents, American Seafoods Consolidated LLC and ASC, Inc., and the domestic subsidiaries of Borrower, (b) Borrower's obligations under the New Credit Facility are secured by a lien on substantially all of its assets and (c) ASG's obligations under its guaranty are secured by a pledge of the stock of Borrower and certain other assets and the obligations of each subsidiary guarantor are secured by a lien on substantially all of each such subsidiary guarantor's assets.

Under the terms of the Credit Agreement, the Borrower will be required to meet certain financial tests, including a maximum leverage ratio and a minimum fixed charge coverage ratio. In addition, the Credit Agreement contains customary negative and affirmative covenants. The Credit Agreement contains customary events of default, funding conditions, representations and warranties and other customary provisions for senior secured credit facilities.

Other than the Credit Agreement and the Ancillary Agreements, and the transactions contemplated thereby, there is no material relationship between the registrant or its affiliates and any of the other parties to the Credit Agreement and the Ancillary Agreements.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

American Seafoods Group LLC

Date: October 07, 2005.	By:	/s/ Brad Bodenman
Brad Bodenman
Chief Financial Officer